Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Prime Number Acquisition I Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (4)
Fees Previously Paid	Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value, one-half of one redeemable warrant, and one right (2)	457(a)	6,900,000 Units	$10.00	$69,000,000	0.0000927	$6,396.30
Fees Previously Paid	Equity	Shares of Class A common stock included as part of the units (3)	457(g)	6,900,000 Shares	-	-	-	-
Fees Previously Paid	Equity	Warrants included as part of the units (3)	457(g)	3,450,000 Warrants	-	-	-	-
Fees to be Paid	Equity	Rights included as part of the units	457(g)	6,900,000 Rights	-	-
Fees to be paid	Equity	Share of Class A common stock underlying the rights included as part of the units	Other	862,500	10.00	8,625,000	0.0000927	799.54
	Total Offering Amounts							$77,625,000
	Total Fees Previously Paid							6,396.30
	Total Fees Offset							6,396.30
	Net Fee Due							$799.54

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)

Representing 6,900,000 units including 6,000,000 units to be issued in the offering and up to 900,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one shares of Class A common stock, one half of one whole warrant, and one right, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	An additional indeterminate amount of securities is being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.